Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

March 15, 2021

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special counsel to MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), in connection with the registration of up to 21,850,000 of the Company’s Class A common shares representing limited liability company interests (the “Class A Shares”) under the Registration Statement on Form S-3 of the Company (File No. 333-238453), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), issued by the Company pursuant to the terms of the Underwriting Agreement dated March 10, 2021 (the “Underwriting Agreement”) by and among BofA Securities, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc. and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein, the Company and MGM Growth Properties Operating Partnership LP.

In rendering the opinions expressed below, we have examined the Limited Liability Company Act of Delaware (the “Delaware LLC Act”), limited liability company records, certificates, agreements and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the prospectus dated May 18, 2020 relating to the Class A Shares that was included in the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated March 10, 2021 relating to the Class A Shares; (iv) the prospectus supplement dated March 10, 2021 (the “Prospectus Supplement”); and (v) the Underwriting Agreement.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus, the Class A Shares will be validly issued, and holders of Class A Shares will have no obligation to make any further payments for the purchase of the Class A Shares or contributions to the Company solely by reason of their ownership of Class A Shares.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the Delaware LLC Act, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering described in the Prospectus Supplement, which is incorporated by reference in the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Base Prospectus contained in such Registration Statement and in any related prospectus supplement thereunder, including the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Milbank LLP
Milbank LLP